Exhibit 3.12

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

TITLEMAX #3 OF BIRMINGHAM, INC. (WHICH AMENDMENT

CHANGES THE NAME OF SAID CORPORATION

TO TITLEMAX OF ALABAMA, INC.)

Pursuant to the Alabama Business Corporation Act the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of Corporation has heretofore been “TitleMax #3 of Birmingham, Inc.” Upon the effective date of these Articles of Amendment, the name of the Corporation is and shall be “TitleMax of Alabama, Inc.”

SECOND: The following amendments to the Articles of Incorporation were adopted by the sole director and sole stockholder of the Corporation as of July 17, 2003, to have an effective date of July 17, 2003, in the manner prescribed by the Alabama Business Corporation Act:

RESOLVED, by the sole director and sole stockholder of TitleMax #3 of Birmingham Inc., an Alabama corporation (the “Corporation”) that the name of the Corporation be changed from “TitleMax #3 of Birmingham, Inc.” to “TitleMax of Alabama, Inc.”;

FURTHER RESOLVED, by the sole director and sole stockholder of the Corporation that the Articles of Incorporation of the Corporation be amended by striking wherever the same shall appear the words “TitleMax #3 of Birmingham, Inc.,” and substituting therefor the words “TitleMax of Alabama, Inc.”;

FURTHER RESOLVED, by the sole director and sole stockholder of the Corporation that the effective date of the above and foregoing resolutions and amendment be July 17, 2003; and

FURTHER RESOLVED, that the President and the Secretary of the Corporation, or any other duly elected officer of the Corporation, be and the same hereby are authorized, empowered and directed to do any and all things, and to execute, deliver and file on behalf of said Corporation all such writings, instruments and documents, including without limitation, Articles of Amendment to the Articles of Incorporation of the Corporation, all as shall be necessary to carry out the above and foregoing resolutions.

THIRD: The number of shares of the Corporation outstanding at the time of such adoption was 1,000 shares of common stock; and the number of shares entitled to vote thereon was such 1,000 shares of common stock. Said common stock constitutes the only class of capital stock of the Corporation entitled to vote on these amendments.

FOURTH: The number of shares voted for such amendments was 1,000 shares of common stock; and there were no shares voted against such amendments.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 17th day of July, 2003, with the understanding, in accordance with the foregoing resolutions that the effective date of this Amendment shall for all purposes be July 17, 2003.

TITLEMAX #3 OF BIRMINGHAM, INC. (TO BE HEREAFTER KNOWN AS TITLEMAX OF ALABAMA, INC.)

By:	/s/ Tracy Young
Its President

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